Exhibit 4



                         SECOND AMENDMENT
                              TO THE
                     FLOWERS INDUSTRIES, INC.
                  401(k) RETIREMENT SAVINGS PLAN



          THIS AMENDMENT to the Flowers Industries, Inc. 401(k)
Retirement Savings Plan (the "Plan") made this 14th day of March,
1997, by Flowers Industries, Inc. (hereinafter referred to as the "Company"), to be effective upon signing.

                      W I T N E S S E T H :

          WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of its employees and their beneficiaries and pursuant to Section 11.2(a) thereof, the Company has the right to amend the Plan at any time; and
          WHEREAS, the Company wishes to amend the Plan at this time for the purpose of enhancing the investment options under the Plan, and for other purposes;
          NOW, THEREFORE, the Plan is hereby amended as follows:

                                I.
          Effective April 1, 1997, paragraph (iii) of subsection
6.2(c) of the Plan shall be amended to read as follows:

               (iii) Investment Directions by Participants. Each Participant (or, in the case of the Participant's death, his Beneficiary) shall direct the investment of his Accounts (other than his Matching Elective contributions Account) among the funds provided under paragraph (i) above. The Plan Administrator shall establish, and may alter at any time, rules and procedures which shall govern such Participant direction of investments and the timing thereof, and shall provide all necessary instructions and forms, if any, to Participants (or Beneficiaries). Such rules and procedures may restrict the frequency and timing of such Participant (or Beneficiary) directions and may also limit the amount or percentage of future contributions, and of the existing Account balance, that may be invested in Company common stock or in any other investment fund. Such rules and procedures shall be communicated to Employees (or Beneficiaries). In the absence of any valid investment direction by the Participant (or Beneficiary), the Trustee shall invest the Participant's (or Beneficiary's) Account in the discretion of the Trustee, on a consistent basis applied at the time of investment.


                               II.
          All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

          IN WITNESS WHEREOF, this Second Amendment has been executed on the day and year first above written.


                                  COMPANY:

                                  FLOWERS INDUSTRIES, INC.


                                  By:/s/ Jimmy Woodward
                                   Title: Assistant Treasurer and
                                         Plan Administrator

ATTEST:

By:/s/ Karen G. Marchant
Title: Retirment Benefits Specialist